Exhibit 10.1
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT (the “Amendment”) made as of December 28, 2007, (the “Effective Date”) by and between GRE MOUNTAIN HEIGHTS PROPERTY LLC, a Delaware limited liability company, (“Landlord”) and THE SCO GROUP, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord’s predecessor-in-interest, Wellsford/Whitehall Holdings, L.L.C., and Tenant’s predecessor-in-interest, Caldera International, Inc., entered into a Lease dated as of August 1, 2002 (the “Original Lease”, together with that certain First Amendment to Lease dated September 26, 2005, the “Lease”), for 21,983 gross rentable square feet in the building located at 430 Mountain Avenue, Murray Hill, Berkeley Heights Township, New Jersey (the “Building”); and
     WHEREAS, the Expiration Date of the Lease is December 31, 2007;
     WHEREAS, Tenant wishes to extend the Term of the Lease for an additional three (3) years as to that certain portion of the Demised Premises consisting of 10,609 gross rentable square feet of office space on the third (3rd) floor (the “Office Space”) and 574 gross rentable square feet of storage space on the first (1st) floor (the “Storage Space”) (the Office Space and the Storage Space are collectively referred to herein as the “Demised Premises”), on the terms and conditions contained herein and in the Lease, and Landlord is agreeable to same;
     WHEREAS, Tenant wishes to surrender that portion of the Demised Premises comprising 10,800 gross rentable square feet located on third (3rd) floor of the Building (the “Surrendered Space”) on the Surrender Date (as hereinafter defined) on the terms and conditions contained herein and in the Lease, and Landlord is agreeable to same; and
     WHEREAS, Landlord and Tenant each wish to amend the Lease as of the date hereof in accordance with, and subject to, the provisions of this Amendment.
     NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration exchanged by Landlord and Tenant, the receipt and sufficiency of which hereby expressly are acknowledged, it is AGREED as of the date hereof:
     Section 1. Definitions. For the purposes of this Amendment, words and phrases used herein with initial capital case letters and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.
     Section 2. Surrender of the Surrendered Space. Tenant hereby surrenders, grants, gives up, delivers and yields unto Landlord as of 11:59 PM on December 31, 2007 (the “Surrender Date”), as if said date were the date specified in the Lease for the expiration thereof, all of its right, title and interest in and to the Surrendered Space, together with all alterations, additions or improvements upon in the Surrendered Space, to the intent and purpose that all of Tenant’s estate in and to the Surrendered Space shall be wholly extinguished as of the Surrender Date; and Landlord hereby accepts from Tenant as of the Surrender Date, such surrender of all of Tenant’s right, title and interest in and to the Surrendered Space; and the parties hereby declare and agree that, if Tenant surrenders the Surrendered Space broom clean and in good order and condition as of the Surrender Date, the Surrendered Space shall be released and discharged from the operation of the Lease as of such date. If Tenant fails to surrender the Surrendered Space to Landlord on the Surrender Date broom clean and in good order and condition, all applicable provisions of the Lease will apply to the Surrendered Space. Provided Tenant surrenders the Surrendered Space broom clean and in good order and condition as of the Surrender Date, from and after the Surrender Date, the Demised Premises, reflecting the surrender of the Surrendered Space, shall be decreased from 21,983 square feet of rentable area to 11,183 square feet of rentable area.
     Section 3. Landlord’s Address. Section 1.02 of the Lease is hereby modified to reflect that Landlord’s Address is: GRE Mountain Heights Property, LLC c/o Vision Equities, LLC, 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046
     Section 4. Tenant’s Address. Section 1.04 of the Lease is hereby modified to reflect that Tenant’s Address is: The SCO Group, Inc., 430 Mountain Avenue, Murray Hill, Berkeley Heights Township, New Jersey 07974.
     Section 5. Demised Premises. As of January 1, 2008 (the “Extension Term Commencement Date”), Section 1.07 of the Lease is hereby modified to reflect that the Demised Premises is comprised of a portion of the first (1st) floor of the Building consisting of 574 square feet of storage space and a portion of the third (3rd) floor of the Building consisting of 10,609 square feet of office space as depicted by the cross-hatched area on the floor plan annexed hereto as Exhibit A.
     Section 6. Gross Rentable Area of Demised Premises. As of the Extension Term Commencement Date, Section 1.08 of the Lease is hereby modified to reflect that the Gross Rentable Area of the Demised Premises is reduced to 11,183 gross rentable square feet.
     Section 7. Term. As of the Extension Term Commencement Date, Section 1.09 of the Lease is hereby modified to reflect that the Term of the Lease is hereby extended for a period of three years commencing on the Extension Term Commencement Date and expiring on December 31, 2010, unless sooner terminated as provided in the Lease (the “Extension Term”).
     Section 8. Commencement Date. As of the Extension Term Commencement Date, Section 1.10 of the Lease is hereby modified to reflect that the Commencement Date shall be January 1, 2008.
     Section 9. Fixed Rent. Section 1.11 of the Lease is hereby amended to incorporate the following: For the first three months from and after the Extension Term Commencement Date, Tenant shall continue to pay on a monthly basis the Fixed Rent it is currently paying under the Lease in the amount of Forty Four Thousand One Hundred Sixty Seven and 50/100 Dollars ($44,167.50). During such three (3) month period, $9,430.69 per month ($28,292.07) will be held by Landlord as an additional Security Deposit in accordance with the terms and provisions of the Lease. Thereafter, beginning on April 1, 2008, the Fixed Rent payable by Tenant shall be Three Hundred Eighteen Thousand Seven Hundred Ten and 88/100 Dollars ($318,710.88) per annum (exclusive of tenant electricity), payable in monthly installments of Twenty Six Thousand Five Hundred Fifty Nine and 24/100 Dollars ($26,559.24). The Fixed Rent payable for during the Extension Term shall be paid to Landlord at the address set forth above in Section 3. Tenant agrees that the Fixed Rent for January, 2008 is due upon the execution of this Amendment and that the failure to pay such first months rent shall render this Amendment null and void and of no force and effect.
     Section 10. Tenant’s Complex Percentage. As of the Extension Term Commencement Date, Section 1.13 of the Lease is hereby modified to reflect that the Tenant’s Complex Percentage is 4.2%.
     Section 11. Tenant’s Building Percentage. As of the Extension Term Commencement Date, Section 1.14 of the Lease is hereby modified to reflect that the Tenant’s Building Percentage is 6.38%.
     Section 12. Parking. As of the Extension Term Commencement Date, the phrase “and the exclusive right to use four (4) reserved parking spaces within the Parking Lot, as assigned to it by Landlord (the “Reserved Spaces”)” shall be deleted from Section 2.04 of the Lease.
     Section 13. Condition of Demised Premises. Tenant acknowledges that it is leasing the Demised Premises during the Extension Term in its “as is” condition and that Landlord has no obligation to perform any work in the Demised Premises (other than the installation of the Demising Wall, as described below) nor shall Landlord have any obligation to provide Tenant with an allowance for any improvements. At any time during the Extension Term, Landlord shall have the right, upon thirty (30) days notice to Tenant, in its sole discretion, to a build demising wall so as to separate the Demised Premises from the Surrendered Space in accordance with the floor plan attached hereto as Exhibit A (the “Demising Wall”), which provides Tenant with a minimum of 27 feet 10 inches of width in the IT room. During the construction of the Demising Wall, Landlord agrees to use all reasonable efforts and to adhere to all reasonable construction practices to prevent debris and other materials arising from the construction of the Demising Wall from entering the Demised Premises. Until such time that Landlord constructs the Demising Wall, Tenant shall (a) enjoy beneficial use of the entire current IT room, including that portion of the IT room currently located within the Surrendered Space, and (b) be permitted to use the Surrendered Space solely for ingress to and egress from the Demised Premises. In no event shall Tenant be permitted to utilize any portion of the Surrender Space (other then the IT room as provided above) for Tenant’s business. At such time as Landlord constructs the Demising Wall, Landlord may relocate the electrical panels currently located in the portion of the IT room which is part of the Surrendered Premises to a new location within the IT room, which location shall be determined by Landlord in its sole discretion after consultation with Tenant. Landlord agrees that it shall cooperate with Tenant regarding the timing of the relocation of the electrical panel so as to minimize interference with Tenant’s business. Landlord shall be permitted to create new entrances and exits to and from the Premises and/or locate the Demising Wall in a location other than the location shown on Exhibit A in order to (a) comply with any laws, rules or regulations of local, county, state or federal authorities having jurisdiction over the Complex and (b) provide adequate ingress and egress to the Demised Premises, provided, that any relocation of the Demising Wall shall not materially affect the square footage of the third floor that Tenant is entitled to occupy pursuant to the Lease. All costs and expenses associated with creating new entrances and exits and the creation of the Demising Wall shall be paid for by Landlord.
     Section 14. Termination.
     (a) At any time during the term of the Lease (as extended pursuant to Section 15 below), Landlord shall have the right to terminate this Lease by delivering to Tenant ninety (90) days prior written notice of such termination (the “Termination Notice”). If Landlord delivers the Termination Notice, this Lease shall terminate as of the ninetieth (90th) day after the delivery of the Termination Notice and such date shall be the Expiration Date and Tenant shall surrender possession of the Demised Premises as of the Expiration Date in the manner set forth in the Lease. Landlord agrees that it shall not advertise the Premises for lease in newspapers, trade publications or marketing flyers. However, if Landlord is approached by a potential user for space in the Building, Landlord shall have the right to show the Premises to such user and shall have the right to negotiate with such potential tenant for the lease of all or a portion of the Premises.
     Section 15. Extension Option.
     (a) Subject to the terms and conditions of this Section 15, Landlord hereby grants to Tenant the right to extend the Extension Term for one (1) period of three (3) years (the “Additional Extension Period”). If Tenant desires to exercise the extension option, Tenant shall notify Landlord on or before April 1, 2010. If Tenant fails to timely notify Landlord of its election to extend this Lease, Tenant will be deemed to have waived its right to extend the term of this Lease, time being of the essence with respect to the exercise of such extension option. If Tenant exercises the extension option, all of the terms and conditions of this Lease will apply to the Additional Extension Period, except that the Fixed Rent for the Additional Extension Period will be an amount determined pursuant to Section 15(b). Tenant’s right to exercise the extension option is expressly subject to the satisfaction of all of the following conditions on both the date Tenant exercises the extension option and the commencement date of the Additional Extension Period: (i) Tenant must not be in default of any monetary obligation or any material non-monetary obligation under this Lease (including, any active bankruptcy proceeding); (ii) Tenant must be in occupancy of the entire Demised Premises; and (iii) Tenant must not have sublet any part of the Demised Premises. If all of the foregoing conditions are not satisfied on both the date Tenant exercises the Additional Extension Option and the commencement date of the Additional Extension Period, then any notice exercising the extension option will be automatically null and void.
     (b) Tenant shall pay to Landlord, as Fixed Rent during the Additional Extension Period, the Fair Market Rental Value of the Demised Premises. “Fair Market Rental Value” means the annual basic rent for each year of the relevant period for which, on the terms and conditions of this Lease, a willing landlord would rent the Demised Premises to a willing tenant with neither party being compelled to rent and after appropriate exposure of the Demised Premises to the market for a reasonable period of time.
     (c) At least one hundred eighty (180) days prior to the expiration of the Extension Term, Landlord and Tenant shall endeavor to mutually agree upon the Fair Market Rental Value. If the parties do not agree on the Fair Market Rental Value prior to ninety (90) days prior to the expiration of the Extension Term, as evidenced by an amendment to this Lease executed by Landlord and Tenant, then, no later than seventy-five (75) days prior to the expiration of the Extension Term, Landlord and Tenant shall deliver to each other Landlord’s or Tenant’s, as the case may be, determination of the Fair Market Rental Value. If the two determinations differ by less than five percent (5%), the Fair Market Rental Value will be the average of the two determinations. If Landlord’s and Tenant’s determinations of Fair Market Rental Value differ by five percent (5%) or more, then the Fair Market Rental Value will be determined pursuant to Section 15(d).
     (d) If Landlord’s and Tenant’s determinations of Fair Market Rental Value differ by five percent (5%) or more, then, within ten (10) days each party delivers to the other party such party’s determination of the Fair Market Rental Value, Landlord and Tenant shall each appoint one disinterested appraiser having the qualifications set forth herein. Each such appraiser must be a Member of the Appraisal Institute (MAI) and have at least ten (10) years of experience appraising multi-tenanted office buildings in northern New Jersey as a MAI appraiser. If either Landlord or Tenant fails to appoint an appraiser within such ten (10) day period, the appraiser appointed by Landlord or Tenant, as the case may be, shall appoint an appraiser having the qualifications set forth herein. As promptly as possible, but in no event later than thirty (30) days after the appointment of both appraisers, the appraisers shall notify Landlord and Tenant in writing of their determination of the Fair Market Rental Value. The Fair Market Rental Value so selected by the two appraisers will constitute the Fair Market Rental Value for the relevant period, and will be binding upon Landlord and Tenant. If the two appraisers are unable to agree as to the Fair Market Rental Value, but their determinations differ by less than five percent (5%), the Fair Market Rental Value will be the average of the determinations of the two appraisers. If the two appraisers’ determinations differ by five percent (5%) or more, then the two appraisers shall, promptly agree upon and appoint a third appraiser having the qualifications set forth herein. The third appraiser shall, within thirty (30) days of appointment, determine which of the two initial appraisers determination of Fair Market Rental Value is the closest to the actual Fair Market Rental Value, taking into account the requirements of this Section 15(d), and shall notify Landlord and Tenant thereof. The Fair Market Rental Value selected by the third appraiser will constitute the Fair Market Rental Value for the relevant period, and will be binding upon Landlord and Tenant. Upon the determination of the Fair Market Rental Value, Landlord and Tenant shall promptly execute an instrument setting forth the amount of such Fair Market Rental Value.
     (e) If Tenant becomes obligated to pay Fixed Rent for the Additional Extension Period prior to the determination of Fair Market Rental Value pursuant to this Section 15, Tenant shall commence paying the Fixed Rent in an amount equal to the monthly installment of Fixed Rent for the month immediately prior to the Additional Period. Within five (5) business days of the determination of Fair Market Rental Value, Tenant shall pay to Landlord the difference, if any, between the Fixed Rent paid by Tenant pursuant to the foregoing sentence and the Fair

Market Rental value for such period. Each party shall pay the fees and expenses of the appraiser appointed by such party and one-half of the other expenses of any appraisal proceeding, including, if applicable, the fees and expenses of a third appraiser.
     Section 16. Brokers. Landlord and Tenant each represents and warrants to the other party that neither consulted nor negotiated with any broker or finder with regard to this Agreement except for Cushman & Wakefield (“Cushman”) and Staubach Company, whose commission and fees for bringing about this Amendment shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord each agree to hold the other harmless and indemnify and defend the other from and against any and all loss, cost, liability, damage and expense for any compensation, commission or charges claimed by any realtor, broker, agent or finder claiming to have dealt with Tenant or Landlord in connection with this Amendment.
     Section 17. Defaults. Tenant and Landlord each represents, warrants and covenants that it is not in default under any of its obligations under the Lease and that, to the best of its knowledge, the other is not in default of its obligations under the Lease and no event has occurred nor do any circumstances exist which, with lapse of time or notice or both, would constitute a default by Landlord or Tenant under the Lease as modified by this Amendment. Notwithstanding anything to the contrary in the immediately preceding sentence, Tenant hereby advises Landlord that it has filed a Chapter 11 Petition pursuant to 11 U.S.C. 1101 et. seq. Landlord and Tenant each hereby acknowledge that this Amendment is subject to the approval by the Bankruptcy Court for which the Petition is pending and that if the Bankruptcy Court fails to approve this Amendment by January 8, 2008, this Amendment shall be null and void and of no further force and effect.
     Section 18. Ratification of Lease. Except as modified by this Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind the parties hereto and their respective successor and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of any conflict between the provisions of this Amendment and the Lease, the provisions contained in this Amendment shall prevail and be paramount.
     Section 19. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     Section 20. Binding Effect. This Amendment shall be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns and shall become binding and be effective only upon execution and delivery of this Amendment by each of Landlord and Tenant to the other.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

LANDLORD: GRE MOUNTAIN HEIGHTS PROPERTY, LLC
By:	/s/ Sam Morrach
	Name:	Sam Morrach
	Title:	Authorized Representative

TENANT: THE SCO GROUP, INC.
By:	/s/ Jeff Hunsaker
	Name:	Jeff Hunsaker
	Title:	Vice President SCO Group Operations

EXHIBIT A